                                                                    EXHIBIT 10.9


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                           REVOLVING CREDIT AGREEMENT


                                 by and between


                    WORLDWIDE XCEED GROUP, INC., as Borrower

                                       and

                         SPHERION CORPORATION, as Lender

                    ----------------------------------------

                          Dated as of November 15, 2000
                    ----------------------------------------


                                  $5,000,000.00



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                                TABLE OF CONTENTS

                                                                       Page

1.  DEFINITIONS........................................................  1

2.  LOANS..............................................................  1

3.  BORROWING REQUESTS.................................................  2

4.  CONDITIONS OF LENDING..............................................  2

   4.1  INITIAL LOAN...................................................  2
   4.2  EACH LOAN......................................................  3

5.  INTEREST AND PAYMENT OF INTEREST...................................  3

6.  REPAYMENT OF PRINCIPAL.............................................  3

7.  PREPAYMENT.........................................................  4

8.  REPRESENTATIONS AND WARRANTIES.....................................  4

   8.1  EXISTENCE, AUTHORITY, NON-CONTRAVENTION........................  4
   8.2  SEC FILINGS; FINANCIAL STATEMENTS..............................  4
   8.3  LITIGATION.....................................................  5
   8.4  OWNERSHIP OF PROPERTIES........................................  5
   8.5  FICTITIOUS NAMES, ETC..........................................  6
   8.6  TAXES..........................................................  6
   8.8  INTELLECTUAL PROPERTIES........................................  6
   8.9  ENVIRONMENTAL..................................................  6
   8.10 REGULATIONS G, U AND X.........................................  7
   8.11 ACCURACY OF INFORMATION........................................  7
   8.12 PENSION AND WELFARE PLANS......................................  7

9.  AFFIRMATIVE COVENANTS..............................................  8

   9.1  FINANCIAL STATEMENTS...........................................  8
   9.2  EXISTENCE......................................................  8
   9.3  INSURANCE......................................................  9
   9.4  TAXES..........................................................  9
   9.5  BOOKS AND RECORDS..............................................  9
   9.6  DELIVERY OF COLLATERAL.........................................  9
   9.7  OTHER..........................................................  9

10. NEGATIVE COVENANTS................................................. 11

  10.1  INDEBTEDNESS................................................... 11
  10.2  ENCUMBRANCES................................................... 11

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  10.3  LIABILITY FOR THIRD PARTY INDEBTEDNESS......................... 12
  10.4  EXTENSIONS OF CREDIT........................................... 12
  10.5  CAPITAL ACQUISITIONS........................................... 12
  10.6  MERGERS, ACQUISITIONS, ETC..................................... 12
  10.7  DISPOSITION OF ASSETS.......................................... 12
  10.9  DIVIDENDS...................................................... 12
  10.10 OTHER CHANGES.................................................. 13

11. COLLATERAL SECURITY................................................ 13

12. DEFAULT; EXTRAORDINARY CORPORATE EVENTS AND REMEDIES............... 13

  12.1  EVENTS OF DEFAULT.............................................. 13
  12.2  EXTRAORDINARY CORPORATE EVENTS................................. 14
  12.3  WAIVERS........................................................ 15
  12.4  UNIFORM COMMERCIAL CODE........................................ 16
  12.5  EXPENSES; PROCEEDS OF COLLATERAL............................... 16

13. NOTICES............................................................ 16

14. COMPUTATION OF INTEREST; HOLIDAYS.................................. 17

15. FEES AND TAXES..................................................... 18

16. ASSIGNMENT......................................................... 18

17. SEVERABILITY....................................................... 18

18. HEADINGS, GENDER AND NUMBER........................................ 18

19. WAIVER OF JURY TRIAL............................................... 18

20. BINDING AGREEMENT.................................................. 19

21. GOVERNING LAW...................................................... 19

                                    EXHIBITS

EXHIBIT A          Definitions
EXHIBIT B          Form of Master Revolving Credit Note
EXHIBIT C          Form of Warrant Agreement






                                    SCHEDULES

Schedule 8.1       Subsidiaries
Schedule 8.2(e)    Material Adverse Changes
Schedule 8.3       Litigation
Schedule 8.5       Fictitious Names
Schedule 8.9       Environmental
Schedule 8.12      ERISA
Schedule 10.1      Indebtedness
Schedule 10.2      Encumbrances
Schedule 10.4      Extensions of Credit

                           REVOLVING CREDIT AGREEMENT


     THIS REVOLVING CREDIT AGREEMENT (this "AGREEMENT") is made as of November 15, 2000 by and between WORLDWIDE XCEED GROUP, INC., a Delaware corporation (the "BORROWER"), and SPHERION CORPORATION, a Delaware corporation (the "LENDER").

                                   WITNESSETH:

     WHEREAS, the Borrower has requested that Lender extend a revolving credit facility in the aggregate principal amount of FIVE MILLION DOLLARS ($5,000,000) (the "CREDIT FACILITY"), and Lender is willing to make available such Credit Facility to the Borrower, upon the terms and conditions hereinafter set forth; and

     WHEREAS, in consideration for and as a condition to the Lender extending the Credit Facility, the Borrower has agreed to grant the Lender warrants (the "WARRANTS") to purchase up to 3,500,000 shares of the Borrower's common stock, par value $0.01 per share, (the "WARRANT SHARES") at a price of $1.6875 per Warrant Share, in accordance with the terms and conditions of the Warrant Agreement dated the date hereof in the form attached hereto as EXHIBIT C (the "WARRANT AGREEMENT").

     NOW, THEREFORE, in consideration of the forgoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

     1. DEFINITIONS. All capitalized terms used but not defined herein shall have the meanings set forth in EXHIBIT A attached hereto.

     2. LOANS. Lender shall, upon the terms and subject to the conditions of this Agreement, make, upon the Borrower's request from time to time, revolving loans (hereinafter referred to as, individually, a "Loan" and, collectively, the "LOANS") to the Borrower in an aggregate principal amount at any time outstanding up to but not exceeding five million dollars ($5,000,000) (the obligation of Lender to make Loans pursuant to the foregoing revolving line of credit up to but not exceeding the foregoing aggregate principal amount at any one time outstanding is hereinafter referred to as the "COMMITMENT"). The sum of the aggregate principal amount of Loans at any one time outstanding shall in no event exceed the Commitment. Within such limit, the Borrower may borrow, repay, and reborrow at any time or from time to time from the date hereof to and including the earlier to occur of (I) May 15, 2002, (II) the occurrence of an "Event of Default" under and as defined in Section 12.1 hereof, (III) the occurrence of an "Extraordinary Corporate Event" under and as defined in Section
12.2 hereof, and (iv) the Borrower Termination Date (the earlier of such dates in clauses (i) through (iv) is hereinafter referred to as the "TERMINATION DATE"). The Borrower's obligation to pay the Lender the principal and interest of each Loan shall be further evidenced by a master revolving credit note, which shall be subject to the terms and conditions of this Agreement, in substantially the form of EXHIBIT B attached hereto (the "MASTER REVOLVING CREDIT NOTE").

     3. BORROWING REQUESTS. The Borrower shall give Lender at least one (1) business day prior written notice of each Loan by delivering to Lender a draw request (a "DRAW REQUEST") specifying (I) the amount of the requested Loan which shall not be less than $50,000 or a multiple thereof, (II) the requested closing date of such Loan, and (III) the account information as to where the funds of the Loan shall be delivered. Each such Loan shall be made in immediately available funds by wire transfer to the account specified by the Borrower in the Draw Request. In connection with each such Loan, the Borrower shall furnish to the Lender a certificate executed by the Chief Executive Officer or Chief Financial Officer of the Borrower certifying as to the satisfaction as of the date of the Draw Request of the conditions set forth in Section 4.2 (i), (ii),
(iii) and (iv) hereof (a "DRAW CERTIFICATE").

     4. CONDITIONS OF LENDING.

         4.1. INITIAL LOAN. The obligation of Lender to make the initial
Loan under this Credit Facility is subject to the following conditions precedent: (I) Lender shall have received a certified copy of all corporate actions taken by the Borrower to authorize the execution, delivery and performance of this Agreement and the borrowing by the Borrower hereunder, and copies of such audited and other financial statements, federal income tax returns, and other financial documents as Lender, in its sole discretion, shall request prior to the execution and delivery of this Agreement; (II) Lender shall have received a certificate signed by the secretary of the Borrower, attaching and confirming the accuracy of the Certificate of Incorporation and By-laws of the Borrower, the incumbency of certain officers of the Borrower authorized to execute this Agreement and the Master Revolving Credit Note and to make Draw Requests, in form acceptable to the Lender; (III) Lender shall have received certificates issued by the appropriate governmental authorities evidencing the good standing of the Borrower, with respect to both the conduct of business and the payment of all franchise taxes, as of a date not more than five days prior to the date hereof, as a corporation organized under the laws of the State of Delaware and as a foreign corporation authorized to do business under the laws of the various jurisdictions where it is so qualified, if applicable; (IV) Lender shall have received an opinion of counsel to the Borrower, in form and substance satisfactory to Lender and counsel to Lender, as to the enforceability of this Agreement, as to the perfection of the security interest granted hereunder, and as to the matters referred to in Sections 8.1, 8.3 and 8.10 hereof; (V) the Borrower shall have executed and delivered the Warrant Agreement to the Lender prior to the execution and delivery of this Agreement; (VI) the Borrower shall have executed and delivered the Master Revolving Credit Note to the Lender prior to the execution and delivery of this Agreement; (VII) the Lender shall be satisfied, in its sole and absolute discretion, that the Collateral is free and clear of all liens, mortgages, pledges, assignments, security interests or other encumbrances, other than the Permitted Liens set forth only in Sections 10.2 (i), (ii) and (iv) hereof and the Borrower shall have provided the Lender with appropriate termination statements on Form U.C.C.-3 evidencing the termination of all security interests heretofore granted by the Borrower upon the Collateral or other evidence of the release of such security interests in form and substance reasonably satisfactory to the Lender; and (VIII) the Borrower shall have duly authorized, executed, filed, registered and recorded such UCC financing statements and other instruments as the Lender may have reasonable requested to perfect the liens in the Collateral pursuant to this Agreement.

     4.2. EACH LOAN. The obligation of Lender to make each Loan to be made by it hereunder (including the initial Loan) is subject to the following conditions precedent: (I) no Event of Default, and no event which with notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing; (ii) the representations and warranties of the Borrower hereunder shall be true and correct in all material respects on and as of the date of the making of such Loan with the same force and effect as if made on and as of such date (except to the extent the Lender has been notified by the Borrower that any representation or warranty is not correct and the Lender has explicitly waived in writing compliance with such representation or warranty); (III) there shall have been no material adverse change to the financial condition or operations of the Borrower from the date hereof which would have a Material Adverse Effect on the Collateral; (IV) the Borrower shall have delivered to Lender not less than three (3) business days prior to the date of such Loan a Draw Request and a Draw Certificate; and (V) no Extraordinary Corporate Event shall have occurred and the Borrower shall not be aware of any actions or proceedings pending or threatened that could reasonably be expected to result in an Extraordinary Corporate Event.

     5. INTEREST AND PAYMENT OF INTEREST. The Borrower agrees (I) to pay interest on the outstanding principal balance of Loans hereunder (before and after the Termination Date) at a fluctuating rate per annum equal to two percent (2%) per annum plus the "Prime Rate" as publicly announced in the "Money Rates" section of the WALL STREET JOURNAL (the "INTEREST RATE"); or (II) to pay interest at a fluctuating rate per annum equal to the Interest Rate plus two percent (2%) per annum, on any amount of principal which is not paid when due (whether at stated maturity, by acceleration or otherwise). In no event shall the rate of interest on Loans hereunder be in excess of the rate authorized by applicable law. Interest on the Loans accruing during each month shall be paid by the Borrower on the first day of each month commencing in the month immediately following of the initial Loan. Payments of interest on the Loans shall be made by wire transfer of immediately available funds to account of the Lender as designated in writing by the Lender to the Borrower. For purposes of this Section 5, the rate of interest shall be calculated on the first business day of each calendar quarter for all outstanding Loans during such calendar quarter.

     6. REPAYMENT OF PRINCIPAL. On the Termination Date, the Borrower shall repay the entire aggregate unpaid principal amount of all Loans made by Lender to the Borrower pursuant to this Agreement (as the same may be amended, modified, supplemented from time to time) outstanding on the Termination Date plus all accrued and unpaid interest hereunder.

     7. PREPAYMENT; BORROWER TERMINATION. The Borrower shall have the right at any time and from time to time, upon one (1) business day's notice to Lender, to prepay the outstanding principal amount of Loans and any accrued and unpaid interest hereunder, in whole or in part, without premium or penalty; provided that prepayments shall be applied first to accrued and unpaid interest due hereunder, and then to principal. The portion of each partial prepayment of such outstanding principal made after the Termination Date which is applied to principal shall be applied to the latest maturing installments of principal. Prepayments shall not be less than $50,000, or a multiple thereof, other than payments made on the Termination Date. The Borrower shall have the right to terminate this Agreement, without premium or penalty, upon three (3) business days' notice to Lender (the "BORROWER TERMINATION DATE"); provided that such termination shall not in anyway affect the Borrower's rights pursuant to the Warrant Agreement.

     8. REPRESENTATIONS AND WARRANTIES. The Borrower hereby represents and warrants to the Lender that on the date hereof and on the date of each Loan made from time to time hereunder:

        8.1. EXISTENCE, AUTHORITY, NON-CONTRAVENTION; SUBSIDIARIES. The
Borrower is duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to transact its business and own property in each state in which its property is located or in which it conducts its business and where the failure to so qualify would have Material Adverse Effect, and the Borrower has full power and authority to execute this Agreement, Master Revolving Credit Note, the Warrant Agreement and to borrow hereunder. The execution, delivery and performance by the Borrower of this Agreement, the Master Revolving Credit Note, the Warrant Agreement and all other agreements, instruments and documents respecting the Loans hereunder have been duly authorized by all necessary action and will not violate any provision of law or of the certificate of incorporation (including, without limitation, any certificate of designations of preferred stock) or bylaws of the Borrower, or result in a breach or default or require any consent under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Borrower pursuant to any material indenture or other agreement or instrument(including, without limitation, the subscription agreement and other agreements executed and delivered between the Borrower and its holders of Series A Cumulative Convertible Preferred Stock) to which the Borrower is a party or by which the Borrower or its property may be bound or affected, other than as specifically provided herein. Except as set forth on SCHEDULE 8.1, the Borrower does not have any subsidiaries, participate in any partnership or joint venture (other than the joint venture with the Borrower), or own any outstanding capital stock of any other corporation.

     8.2. SEC FILINGS; FINANCIAL STATEMENTS. (a) The Borrower is a reporting company under the Securities and Exchange Act of 1934, as amended.

     (b) Borrower has timely filed and made available via EDGAR to the Lender all documents filed with the United States Securities and Exchange Commission (the "SEC") required to be filed by the Borrower (the "BORROWER SEC REPORTS").

     (c) The Borrower SEC Reports (I) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable laws and (II) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Borrower SEC Reports or necessary to make the statements in such Borrower SEC Reports, in light of the circumstances under which they were made, not materially misleading.

     (d) Each of the balance sheets and statements of income and retained earnings of the Borrower and all other financial documents and information ("BORROWER FINANCIAL STATEMENTS") (including, in each case, any related notes) contained in the Borrower SEC Reports, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the financial position of the Borrower as at the respective dates and the results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

     (e) The Borrower has no material contingent obligations, liabilities for taxes, long-term leases, or unusual forward or long-term commitments not disclosed by, or reserved against in, the Borrower Financial Statements, and at the present time there are no material unrealized or anticipated losses from any unfavorable commitments of the Borrower. Since the date of the latest of such Borrower Financial Statements there have been no material adverse changes in the financial condition of the Borrower other than as set forth in SCHEDULE 8.2(E) hereof.

     8.3. LITIGATION. There are no suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower which, if adversely determined, would have a Material Adverse Effect, and there are no proceedings pending or to the knowledge of the Borrower threatened before any governmental commission, board, bureau or agency against the Borrower other than as set forth in SCHEDULE 8.3 hereof.

     8.4. OWNERSHIP OF PROPERTIES. With the exception of any security interest granted to Lender, and other than Permitted Liens, the Borrower owns its respective properties free and clear of all liens, mortgages, pledges, assignments, security interests or other encumbrances. Notwithstanding the foregoing, with the exception of any security interest granted to Lender, and other than the Permitted Liens set forth only in Section 10.2 (i), (ii) and (iv) hereof, the Borrower owns the Collateral free and clear of all liens, mortgages, pledges, assignments, security interests or other encumbrances.

     8.5. FICTITIOUS NAMES, ETC. Except as set forth on SCHEDULE 8.5 hereof, the Borrower does not now use and has not used in the past five years any trade or fictitious name in the conduct of its business, has not changed its name, and has not been the surviving entity in a merger or consolidation or acquired any business.

     8.6. TAXES. The Borrower has filed all tax returns and reports required by law to have been filed by it and has paid all income, franchise and other taxes and charges as they became due except for the payment of taxes which are being contested in good faith by appropriate proceedings.

     8.7. ADVERSE CONTRACTs. The Borrower is not a party to any instrument affecting its business in a manner which could limit or otherwise adversely affect the Borrower's ability to enter into this Agreement and the transactions contemplated hereby.

     8.8. INTELLECTUAL PROPERTIES. The Borrower possesses all necessary patents, trademarks, trade names, copyrights and licenses necessary to conduct its business as currently conducted.

     8.9. ENVIRONMENTAL. Except as set forth in SCHEDULE 8.9:

          (a) All facilities and property (including underlying groundwater) owned or leased by the Borrower are in compliance with all Environmental Laws;

          (b) there have been no past, and there are no pending or, to the Borrower's knowledge, threatened:

               (i) claims, complaints, notices or requests for information received by the Borrower with respect to any alleged violation of any Environmental Law, or

              (ii) complaints, notices or inquiries to the Borrower regarding potential liability under any Environmental Law;

          (c) there have been no releases of Hazardous Materials at, on or under any property now or previously owned or leased by the Borrower that, singly or in the aggregate, have, or may reasonably be expected to have, a Material Adverse Effect;

          (d) the Borrower has issued and is in compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters and necessary or desirable for its business;

          (e) no property now or previously owned or leased by the Borrower is listed or proposed for listing (with respect to owned property only) on the "National Priorities List" pursuant to CERCLA, on the CERCLIS or on any similar state list of sites requiring investigation or clean-up;

          (f) there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously, owned or leased by the Borrower, which existed during or prior to the Borrower's ownership or tenancy, that, singly or in the aggregate, have, or may reasonably be expected to have, a Material Adverse Effect;

          (g) the Borrower has not directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the "National Priorities List" pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to material claims against the Borrower thereof for any remedial work, damage to natural resources or personal injury, including claims under CERCLA;

          (h) there are no polychlorinated biphenyls or friable asbestos present at any property owned or previously owned or leased by the Borrower, which existed during or prior to the Borrower's ownership or tenancy, that, singly or in the aggregate, have, or may reasonably be expected to have, a Material Adverse Effect; and

          (i) no conditions exist at, on or under any property now or previously owned or leased by the Borrower, which existed during or prior to the Borrower's ownership or tenancy, which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Law.

     8.10. REGULATIONS G, U AND X. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Loans will be used for a purpose which violates, or would be inconsistent with, Federal Reserve Board Regulations G, U or X. Terms for which meanings are provided in Federal Reserve Board Regulations G, U or X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

     8.11. ACCURACY OF INFORMATION. All factual information heretofore or contemporaneously furnished by or on behalf of the Borrower in writing to the Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other such factual information hereafter furnished by or on behalf of the Borrower to the lender or any Lender will be, true and accurate in every material fact necessary to make such information not misleading.

     8.12. PENSION AND WELFARE PLANS. During the twelve-consecutive month period prior to the date of the execution and delivery of this Agreement and prior to the date of any Loan hereunder, no steps have been taken to terminate any pension plan, and no contribution failure has occurred with respect to any pension plan sufficient to give rise to a lien under section 302(f) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). No condition exists or event or transaction has occurred with respect to any pension plan which might result in the incurrence by the Borrower or any member of a controlled group of any material liability, fine or penalty. Except as disclosed in SCHEDULE 8.12, neither the Borrower nor any member of the controlled group has any contingent liability with respect to any post-retirement benefit under a welfare plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

     Section 8.13 ACCOUNTS RECEIVABLE. As of August 31, 2000 (a) each of the accounts receivable and the total revenue of Pulse Interactive B.V., a subsidiary of the Borrower, represent less than 5% of the consolidated accounts receivable and total revenue of the Borrower respectively; and (b) except only to the extent fully reserved against as set forth in the Borrower Financial Statements, no defense or setoff to any accounts receivable of the Borrower has been asserted by the account obligor.

     9. AFFIRMATIVE COVENANTS. So long as the Commitment and Lender's obligations thereunder shall remain outstanding, or there shall be any principal balance of Loans outstanding hereunder, or any interest accrued or other amounts due or to become due hereunder remain unpaid, the Borrower will:

     9.1 FINANCIAL STATEMENTS. Furnish to Lender (it being understood that making Borrower SEC Reports available via EDGAR shall constitute delivery thereof to the Lender):

          (a) Within ninety (90) days after the end of each fiscal year of the Borrower, a true copy of a report on Form 10-K duly filed with the SEC, as required by the Securities Laws.

          (b) Within forty-five (45) days after the end of each fiscal quarter of the Borrower, a true copy of a report on Form 10-Q duly filed with the SEC, as required by the Securities Laws.

          (c) within forty-five (45) days from the end of each fiscal quarter of the Borrower, a profit and loss statement (income statement) for the Borrower prepared by its management and certified by the Chief Executive Officer, Chief Financial Officer or Chief Operating Officer of the Borrower, as follows: "We certify that these financial statements are true and correct and subject to year-end audit adjustments." ; and

          (d) Within thirty (30) days after the end of each fiscal quarter of the Borrower, a certificate from the Borrower stating that no Event of Default or Extraordinary Corporate Event under this Agreement has occurred. Such certificate will be issued by the Chief Executive Officer, the Chief Financial Officer or the Chief Operating Officer of the Borrower.

     9.2 EXISTENCE. Preserve and maintain its corporate existence and its rights, privileges and franchises.

     9.3 INSURANCE. Maintain insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties doing business in the same general areas in which the Borrower operates. All insurance policies insuring the Collateral shall name Lender as loss payee or additional insured. Copies of certificates of such insurance and all endorsements shall be furnished to Lender within 30 days after request thereof by the Lender. Such insurance policies shall contain provisions that no insurance may be cancelled or the coverage limits or other terms thereof decreased or otherwise materially modified, except upon prior written notice to Lender given no later than such notice is required to be given to the Borrower, as the case may be. If the Borrower shall at any time or times hereafter fail to obtain and/or maintain any of the policies of insurance required herein, or fail to pay any premium in whole or in part relating to any such policies, Lender may but shall not be obligated to obtain and/or cause to be maintained insurance coverage with respect to such property, including at Lender's option the coverage provided by any or all of the policies of the Borrower, and pay all or any part of the premium therefor, without thereby waiving any default by the Borrower, and any sums so disbursed by Lender shall be additional Loans to the Borrower by Lender payable on demand and shall bear interest at the rate borne by the Loans from time to time. After the occurrence and during the continuance of an Event of Default and pursuant to the exercise of its rights and remedies under Section 12, Lender shall have the right to settle and compromise any and all claims under any of the policies required to be maintained by the Borrower hereunder (with the consent of the Borrower which shall not be unreasonably withheld) and the Borrower hereby appoints Lender as its attorney-in-fact, with the power, from and after the occurrence and during the continuance of an Event of Default and pursuant to the exercise of its rights and remedies under Section 12, to demand, receive, and receipt for all monies payable thereunder, to execute in the name of the Borrower or Lender or both any proof of loss, notice, draft or other instruments in connection with such policies or any loss thereunder and generally to do and perform any and all acts as the Borrower, but for this appointment, might or could perform.

     9.4 TAXES. Pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income and profits, or upon any property belonging to it, prior to the date upon which penalties attach thereto, except and to the extent that the same are being contested in good faith by appropriate proceedings.

     9.5 BOOKS AND RECORDS. Keep proper books of record and account.

     9.6 DELIVERY OF COLLATERAL. Promptly upon a request being made therefor by Lender, deliver to Lender such collateral or additional collateral as Lender may require as security or further security, as the case may be, for the repayment of the Loans.

     9.7 OTHER.

          (a) Upon written request, furnish to the Lender copies of all information furnished by the Borrower to the stockholders of the Borrower, or to any governmental authority or general press release within 24 hours after such request (it being understood that making Borrower SEC Reports available via EDGAR shall constitute delivery thereof to the Lender).

          (b) Within a reasonable time after written request therefor, make available for inspection during normal business hours by duly authorized representatives of the Lender any of its books and records, and any information regarding its financial condition.

          (c) Collect its accounts and sell its services only in the ordinary course of business.

          (d) Give notice to the Lender within five days of: (I) any litigation or proceeding in which it is a party if an adverse decision therein would reasonably be expected to require the Borrower to pay more than two hundred thousand dollars ($200,000.00), or deliver assets the aggregate value of which exceeds such sum (whether or not the claim is considered to be covered by insurance); and (II) the institution of any other suit or proceeding involving it that might have a Material Adverse Effect.

          (e) Pay when due or cause to be paid when due (or within applicable grace periods) all indebtedness for borrowed money or for the deferred purchase price of property owed to third persons, except when the amount thereof is being contested in good faith by appropriate proceedings, and adequate reserves therefor have been set aside on the appropriate books of the Borrower. If the Borrower defaults in the payment of any principal (or installment thereof) of, or interest on, any such indebtedness, Lender shall have the right in its discretion, to pay such interest or principal for the account of the Borrower and be reimbursed, on demand, by the Borrower.

          (f) Notify Lender immediately if it becomes aware of the occurrence of any Event of Default or an Extraordinary Corporate Event (or any facts that could reasonably be expected to result in the occurrence of an Event of Default or an Extraordinary Corporate Event).

          (g) Notify Lender thirty (30) days in advance of any change in its address, or in the location of its principal place of business.

          (h) Perform and observe all agreements, covenants, obligations, terms and conditions of this Agreement, the Master Revolving Credit Note, or other instrument executed in connection with this Agreement and the Master Revolving Credit Note.

          (i) Duly observe, conform and comply with all laws, decisions, judgments, rules, regulations and orders of all governmental authorities relative to the conduct of its businesses, its properties, except those being contested in good faith by appropriate proceedings diligently pursued; and obtain, maintain and keep in full force and effect all governmental licenses, authorizations and permits necessary to the proper conduct of its businesses, except to the extent the foregoing would not have any Material Adverse Effect.

          (j) Provide the Lender, on a semi-annual basis, a list of its accounts receivable.

          (k) The Borrower shall use the proceeds from the Loans solely to fund operating expenses.

     10. NEGATIVE COVENANTS. So long as the Commitment and Lender's obligations thereunder remain outstanding, or there shall be any principal balance of Loans outstanding hereunder, or any interest accrued or other amounts due or to become due hereunder remain unpaid, the Borrower will not:

     10.1 INDEBTEDNESS. (a) Create, incur, assume or suffer to exist any indebtedness for borrowed money or for the deferred purchase price of property, except (I) indebtedness incurred and to be incurred pursuant to this Agreement,
(II) indebtedness owing by the Borrower on the date hereof, (III) trade payables and contractual obligations to suppliers and customers incurred in the ordinary course of business; (IV) liability for employees' salaries incurred in the ordinary course of business, (V) obligations to fund any of Borrower's pension or employee benefit plans in the ordinary course of business, (VI) tax liability incurred in the ordinary course of business; (VII) other debt existing on the date hereof or reflected in the Financial Statements, (VIII) indebtedness of the Borrower subordinated on terms satisfactory to Lender to the indebtedness incurred and to be incurred pursuant to this Agreement, and (ix) the indebtedness described on SCHEDULE 10.1 or (b) prepay any indebtedness other than the foregoing indebtedness and the indebtedness incurred pursuant to this Agreement.

     10.2 ENCUMBRANCES. Create, incur, assume or suffer to exist, any mortgage, pledge, lien, security interest, charge or encumbrance of any kind or nature (including the lien or retained security title of a conditional vendor) in or upon the Collateral, whether now owned or hereafter acquired, or assign or otherwise convey any contract rights, accounts receivable or other right to receive income, except (I) liens for property taxes not delinquent and liens for taxes which are not yet subject to penalties or are being contested in good faith by appropriate proceedings, (II) liens in respect of pledges or deposits made under workmen's compensation, unemployment insurance, social security and similar legislation or in connection with appeal or surety bonds incidental to litigation or to secure public or statutory obligations and mechanic's, repairmen's, materialmen's and other like liens in respect of obligations which are not due or are being contested in good faith, (III) liens and security interests existing on the date hereof and disclosed on SCHEDULE 10.2 hereof and
(IV) liens and encumbrances incidental to the conduct of the business of the Borrower, which are not incurred in connection with any borrowing or the obtaining of any advance or credit and which do not and will not interfere with the occupation, use and enjoyment by the Borrower of its respective properties and assets in the normal course of business or materially impair the value of such properties and assets for the purpose of such business (the foregoing exceptions being the "PERMITTED LIENS").

     10.3 LIABILITY FOR THIRD PARTY INDEBTEDNESS. Except as provided in
Section 10.1, assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligation of any other person, firm or corporation (except by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business).

     10.4 EXTENSIONS OF CREDIT. Except as provided on SCHEDULE 10.4, (i) make any loan or advance or extend any credit to any person, firm or corporation, except in the ordinary course of business, or (II) purchase or make any commitment to purchase or otherwise acquire any stock, bond, debenture, note or other security of any person, firm or corporation, other than (A) direct obligations of the United States of America or an agency thereof having a maturity of less than one year or (B) certificates of deposit or money market instruments of a financial institution or bank or (C) investments purchased for an aggregate consideration not to exceed $1,000,000 in any twelve month period.

     10.5 CAPITAL ACQUISITIONS. Make any expenditures for fixed or capital assets in any one fiscal year other than in accordance with past practices.

     10.6 MERGERS, ACQUISITIONS, ETC. Merge into or consolidate with or into any corporation or have any other corporation or entity merge with or into the Borrower. For the purposes of this Section 10.6, the acquisition by the Borrower, by lease, purchase or otherwise, of (I) all of the outstanding capital stock or securities of any other corporation or entity or (II) all or substantially all of the assets of any other corporation or entity shall be deemed to be a merger of such corporation or entity with or into the Borrower. To the extent that the Lender consents to the acquisition by the Borrower, by lease, purchase or otherwise, of (I) all of the outstanding capital stock or securities of any other corporation or entity or (II) all or substantially all of the assets of any other corporation or entity, then the Borrower shall cause each newly acquired corporation or entity to become a guarantor hereunder and to execute all documents and instruments necessary to effect such guarantee or as may otherwise be requested by the Lender within ninety (90) days following the consummation of such acquisition.

     10.7 DISPOSITION OF ASSETS. Sell, lease, assign, transfer or otherwise dispose of all or a substantial portion of its assets, including its accounts receivable, other than in the ordinary course of business.

     10.8 DIVIDENDS. Declare or pay any dividend, purchase, redeem or otherwise acquire for value any of its capital stock now or hereafter outstanding or return any capital or make any distribution of assets to stockholders; provided that the Borrower may (I) redeem or effectuate conversions of the Series A Cumulative Convertible Preferred Stock and (II) effectuate conversions and exercises of its stock options and other securities.

     10.09 OTHER CHANGES. Make or permit to be made any material change in the character of its business as conducted on the date hereof.

     11. COLLATERAL SECURITY. As collateral security for the payment of the indebtedness and other liabilities of the Borrower hereunder, and all interest, taxes, fees, charges, expenses, and attorney's fees chargeable to the Borrower or incurred by Lender hereunder or under any other document or instrument delivered in connection herewith (all of the foregoing being hereinafter referred to as the "OBLIGATIONS"), Lender shall have and Borrower hereby grants to Lender a first priority and perfected lien upon and a security interest in any and all current and future accounts receivable of the Borrower and the proceeds of all such accounts receivable (all such monies, securities and proceeds being hereinafter collectively called the "COLLATERAL"). From and after the occurrence of an Event of Default, Lender may, at its option and without obligation to do so, transfer to or register in the name of its nominee(s) all or any part of the Collateral and it may do so before or after the maturity of any of the Obligations. Lender is hereby appointed the Borrower's attorney-in-fact for the purpose of taking any action and executing any instruments which Lender deems necessary or appropriate in order better to assure and confirm unto Lender its rights, powers and remedies with respect to the Collateral or any part thereof (including, without limitation, the right to execute and file on the Borrower's behalf appropriate financing statements), which appointment is irrevocable and coupled with an interest.

     12. DEFAULT; EXTRAORDINARY CORPORATE EVENTS AND REMEDIES.

     12.1 EVENTS OF DEFAULT. If any of the following events (each, an "EVENT OF DEFAULT") shall occur and be continuing:

         (a) The Borrower shall (I) fail to make any payment when due of principal or interest due under this Agreement, or (II) within five (5) business days of demand from the Lender, any fee, charge or other amount owing to the Lender hereunder; or

         (b) The Borrower shall otherwise default in the performance of any term, covenant or condition contained herein and such default shall continue unremedied for a period of ten (10) days after written notice thereof has been given to the Borrower by the Lender; or

         (c) Any representation or warranty made by the Borrower and contained herein shall prove to be untrue in any material respect as of the date on which made; or

         (d) Any obligation of the Borrower in an outstanding principal amount in excess of $50,000 for the payment of borrowed money or for the deferred purchase price of property (other that as set forth in Section 12.1(a)) is not paid when due, whether at stated maturity, by acceleration or otherwise, or is declared to be due and payable prior to the stated maturity thereof and the Borrower is in default with respect thereto; or

         (e) The Borrower shall become insolvent or bankrupt or cease to pay its or his debts as they mature or shall make an assignment for the benefit of creditors, or a trustee or receiver or liquidator shall be appointed for the Borrower or for a substantial part of the property of the Borrower, or bankruptcy, reorganization, arrangement, insolvency or similar proceedings shall be instituted by or against the Borrower under the laws of any jurisdiction; or

         (f) Mr. Howard A. Tullman, ceases to serve as the Chief Executive Officer or as a Director of the Borrower for any reason; or

         (g) The Borrower's shares of Common Stock are delisted from the NASDAQ National Market and no longer trade on a national securities exchange.

THEN, and in any such event, (I) Lender may at its option and without notice of any kind immediately terminate the Commitment and all other commitments and obligations to make loans or advances or otherwise to extend credit to the Borrower, and may by written notice to the Borrower, at its option declare the outstanding principal and accrued interest of the Loans to be immediately due and payable, whereupon the same shall become and be immediately due and payable without presentment, demand, protest, deduction, set-off or further notice of any kind, all of which are expressly waived by the Borrower; (II) (A) if any Event of Default specified in subsections (a), (e), (f) or (g) of this Section
12.1 shall continue unremedied for a period of five (5) business days after the occurrence of such Event of Default, or (B) any Event of Default specified in subsections (b), (c) or (d) of this Section 12.1 shall continue unremedied for a period of thirty (30) calendar days after the occurrence of such Event of Default, Lender shall be immediately released from its non-solicitation obligations with respect to the Borrower's employees contained in (X) the Joint Marketing Agreement dated April 27, 2000 between the Lender and the Borrower (the "JOINT MARKETING AGREEMENT"), and (Y) any and all other agreements between the Lender and Borrower; and (III) (A) if any Event of Default specified in subsections (a), (e), (f) or (g) of this Section 12.1 shall continue unremedied for a period of five (5) business days after the occurrence of such Event of Default, or (B) any Event of Default specified in subsections (b), (c) or (d) of this Section 12.1 shall continue unremedied for a period of thirty (30) calendar days after the occurrence of such Event of Default, all contracts and agreements that the Borrower has entered into pursuant to the Joint Marketing Agreement shall, at the Lender's option, be assigned to the Lender.

     12.2 EXTRAORDINARY CORPORATE EVENTS. If any of the following events (each, an "EXTRAORDINARY CORPORATE EVENT") shall occur:

         (a) (i) the merger or consolidation of the Borrower with and into any corporation or other legal entity, or a merger of any corporation or other legal entity with or into the Borrower if, in the case of such merger or consolidation, immediately after such merger or consolidation, the stockholders of the Borrower immediately prior thereto own, in the aggregate, capital stock of the surviving or resulting corporation or entity not having the voting power to elect a majority of the board of directors of such corporation, (ii) any reorganization, recapitalization or reclassification of shares of capital stock (other than a change in par value, or from par value to no par value, or from no par value to par value, as a result of a subdivision or combination of the capital stock), or (iii) any sale or transfer of the assets of the Borrower which represent 50% or more of the total value of the assets of the Borrower (other than in the ordinary course of business consistent with past practices); or

         (b) The sale of equity or debt securities of the Borrower that results in gross proceeds to the Borrower of at least $5,000,000 (exclusive of any proceeds raised for the express and sole purpose of redeeming or repurchasing the Series A Cumulative Convertible Preferred Stock of the Borrower); or

         (c) Any single transaction or series or related transactions in which the stockholders of the Borrower immediately prior to such transaction do not own at least a majority of the outstanding shares of capital stock following such transaction (a "Change of Control"); PROVIDED, that (i) the conversion or redemption of the Series A Cumulative Convertible Preferred Stock into shares of the Borrower's common stock and the sale of such shares from time to time (exclusive of a transaction or series of transactions, upon the consummation of such transaction or series of transactions, that results in a single person or entity or related or affiliated entities holding a majority of the then outstanding shares of capital stock following such transaction) and (ii) the exercise by the Lender of its warrants for common stock of the Borrower, shall not be deemed to constitute an Extraordinary Corporate Event; or

         (d) A change in the majority of the members of the Borrower's Board of Directors, which change is not supported and approved by at least a majority of the current incumbent directors (or a majority of the current incumbent directors) then remaining on the Board,

THEN, and in any such event, Lender may at its option and without notice of any kind immediately terminate the Commitment and all other commitments and obligations to make loans or advances or otherwise to extend credit to the Borrower, and may by written notice to the Borrower, at its option declare the outstanding principal and accrued interest of the Loans to be immediately due and payable, whereupon the same shall become and be immediately due and payable without presentment, demand, protest, deduction, set-off or further notice of any kind, all of which are expressly waived by the Borrower.

     12.3 WAIVERS. In addition to the foregoing waivers, the Borrower expressly (i) waives all other notices in connection with the delivery, acceptance, performance, default or enforcement of this Agreement, or of any document or instrument evidencing any security for payment of indebtedness under this Agreement, (ii) consents to any and all delays, extensions, renewals or other modifications of this Agreement or waivers of any term hereof and (iii) agrees that no such action, failure to act or failure to exercise any right or remedy on the part of Lender shall in any way affect, impair or be a defense to the Obligations or be construed as a waiver by Lender of, or otherwise affect, any of Lender's rights under this Agreement, or under any document or instrument evidencing any security for the payment of the Borrower's obligations under this Agreement.

     12.4 UNIFORM COMMERCIAL CODE. Upon the occurrence of any such Event of Default or an Extraordinary Corporate Event, Lender shall have the right to exercise in respect of the Collateral all the rights and remedies available to a secured party upon default under the Uniform Commercial Code (the "CODE") in effect at the time in New York. For purposes of the Code, the Borrower agrees that (I) in the event that notice to the Borrower is required, written notice mailed by ordinary mail to the Borrower at the address currently in effect for the Borrower under Section 12 hereof five (5) business days prior to the date of public sale of the Collateral or prior to the date after which private sale or any other disposition of the Collateral will be made shall constitute reasonable notice, but notice given in any other reasonable manner or at any other reasonable time shall be sufficient;
(II) without precluding any other methods of sale, the sale of Collateral shall have been made in a commercially reasonable manner, but in any event, Lender may sell at its option on such terms as it may choose without assuming any credit risk and without any obligation to advertise; (III) at Lender's request the Borrower will assemble the Collateral, or any part thereof, and make such Collateral available to Lender at a time and place designated by Lender, all at the expense of the Borrower and (IV) the Borrower shall remain liable for any deficiency of the proceeds of any sale or other disposition of the Collateral to pay in full the Obligations.

     12.5 EXPENSES; PROCEEDS OF COLLATERAL. The Borrower will pay to Lender, as soon as incurred, all costs and expenses, including attorneys' fees (which, however, shall not exceed $30,000 before the execution of this Agreement), related or incidental to the care, holding, retaking, preparing for sale, selling or collection of or realization upon any of the Collateral or relating or incidental to the establishment or preserving or enforcement of the rights of Lender hereunder or in respect of any of the Collateral, and obtaining legal advice with regard to any of the foregoing. Further, net proceeds of the Collateral resulting from sale, collection or otherwise, and other available monies coming into the hands of Lender, may be applied by it, before or after the occurrence of an Event of Default, to the satisfaction or reduction of such of the costs and expenses and the Borrower's indebtedness on account of any Obligation as Lender may see fit, whether or not matured. The remedies of Lender shall be cumulative and may be exercised concurrently or separately. No failure or delay on the part of Lender in exercising any right or remedy granted to it hereby or otherwise provided by law shall operate as a waiver thereof.

     13. NOTICES. Any notice required to be given hereunder shall be deemed to have been given if in writing, and sent by facsimile transmission (with a confirmatory copy sent by overnight courier), by courier service (with proof of service) or hand delivery, addressed as follows:

         (a)   If to the Lender:
               Spherion Corporation
               2050 Spectrum Boulevard
               Fort Lauderdale, Florida  33309
               Attention: Lisa Iglesias
                          General Counsel
               Telephone: (954) - 938-7600
               Facsimile: (954) - 938-7780

               With copies to (which copy shall not constitute notice):

               Baker & McKenzie
               1200 Brickell Avenue
               Miami, Florida 33131
               Attention: Andrew Hulsh
               Telephone: (305) - 789-8900
               Facsimile: (305) - 789-8953

         (b)   If to the Borrower:

               Worldwide Xceed Group, Inc.
               233 Broadway
               New York, New York 10279
               Attention: Chief Legal Officer
               Telephone: 312.360.6587
               Facsimile: 312.360.6575

               with a copy to (which copy shall not constitute notice):

               Katten Muchin Zavis
               525 West Monroe
               Chicago, Illinois 60661
               Attention: Linda Wight, Esq.
               Telephone: 312.902.5563
               Facsimile:  312.577.4499

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

     14. COMPUTATION OF INTEREST; HOLIDAYS. Interest and premiums (if any) shall be computed on a 360-day year basis. Whenever any payment to be made hereunder shall be stated to be due on a Saturday, Sunday, or a public holiday under the laws of the State of Florida, such payment may be made on the next succeeding business day, and such extension of time shall in such case be included in computing interest and premiums (if any) in connection with such payment.

     15. FEES AND TAXES. The Borrower agrees to pay any and all taxes (other than taxes on or measured by net income of Lender) incurred or payable in connection with the execution and delivery of this Agreement and all Loans, as well as all costs and expenses (including attorneys' fees) incurred by Lender in enforcing any of the Obligations. The Borrower also agrees to pay within three business (3) days following receipt of an invoice of the legal fees and expenses of Baker & McKenzie, counsel to the Lender, in connection with the transactions contemplated hereby, not to exceed $30,000 for the expenses incurred prior to the execution of this Agreement.

     16. ASSIGNMENT. Lender may assign this Agreement and deliver to the assignee(s) all or any of the property then held by it as security hereunder, and the assignee(s) shall thereupon become vested with all the powers and rights herein given to Lender with respect thereto; and Lender shall thereafter be forever relieved and fully discharged from any liability or responsibility in the matter.

     17. SEVERABILITY. In the event any one or more of the provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event any one or more of the provisions of this Agreement operate or would prospectively operate to invalidate this Agreement, then and in any of those events, such provision or provisions only shall be deemed null and void and shall not affect any other provision of this Agreement and the remaining provisions of this Agreement shall remain operative and in full force and effect and shall in no way be affected, prejudiced or disturbed thereby.

     18. HEADINGS, GENDER AND NUMBER. Headings of Sections and Subsections herein are for reference purposes only and shall have no effect on the meaning, interpretation or enforcement of this Agreement. Whenever the context requires, the gender of all words used herein shall include the masculine, feminine and neuter, and the number of all such words shall include the singular and plural thereof.

     19. WAIVER OF JURY TRIAL. The Borrower and Lender severally, voluntarily, knowingly and intentionally WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY in any legal action or proceeding arising under or in connection with this Agreement, regardless of whether such action or proceeding concerns any contractual or tortious or other claim. The Borrower and any such guarantor severally acknowledge that this waiver of jury trial is a material inducement to Lender in accepting this Agreement, that Lender would not have accepted this Agreement without this jury trial waiver, and that each of them has been represented by an attorney or has had an opportunity to consult with an attorney regarding this Agreement and understands the legal effect of this jury trial waiver.

     20. BINDING AGREEMENT. This Agreement shall be binding upon the Borrower and its successors and assigns and the terms hereof shall inure to the benefit of Lender and its successors and assigns.

     21. GOVERNING LAW. This Agreement shall be deemed to have been made under, and shall in all respects be governed by, the laws of the State of New York without regard to any conflict of law rule or principal that would give effect to the laws of another jurisdiction, and none of its terms or provisions may be waived, modified, amended or terminated except as Lender may consent thereto in writing.

     22. CONFIDENTIALITY. Notwithstanding any other provision contained herein, if the Lender receives information regarding the Borrower which is not otherwise publicly available (such information, the "CONFIDENTIAL INFORMATION"), the Lender(i) shall not use or distribute such Confidential Information in any manner whatsoever which would violate any applicable securities laws, (ii) shall not disclose such information to any third parties except such disclosure as shall may be required by Lender to comply with any applicable law, rule, regulation, administrative order or court order, and (iii) other than as set forth in the preceding clause (ii), shall undertake to keep all such Confidential Information confidential and shall undertake all necessary actions which a prudent person or institution would take to keep such Confidential Information confidential.

         IN WITNESS WHEREOF, the parties hereto have executed this Revolving Credit Agreement as of the day and year first written above.


ATTEST:                                      SPHERION CORPORATION



/s/ Lisa Iglesias                            By: /s/ Roy G. Krause
-----------------------------                   ------------------------------
Secretary                                    Name:   Roy Krause
                                                  ----------------------------
                                             Title:  CFO
                                                  ----------------------------



ATTEST:                                      WORLDWIDE XCEED GROUP, INC.



/s/ Richard Dennerline                       By: /s/ Douglas C. Laux
-----------------------------                    -----------------------------
Secretary                                    Name:  Douglas C. Laux
                                                  ----------------------------
                                             Title: Chief Financial Officer
                                                  ----------------------------

                                    EXHIBIT A


                                   DEFINITIONS

         1. DEFINED TERMS. The following capitalized terms, when used in this Agreement, shall have the following respective meanings:

         "ENVIRONMENTAL LAWS" shall mean all applicable federal, state or local statutes, laws ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety and protection of the environment including, but not limited to, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"), and the Comprehensive Environmental Response Compensation Liability Information Systems List ("CERCLIS").

         "HAZARDOUS MATERIAL" shall mean:

                  (a)      any "hazardous substance", as defined by CERCLA;

                  (b) any "hazardous waste", as defined by the Resource Conservation and Recovery Act, as amended;

                  (c)      any petroleum product; or

                  (d) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other applicable federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended or hereafter amended.

         "MATERIAL ADVERSE EFFECT" shall mean (A) a materially adverse effect on the assets, business, operations, properties or condition (financial or otherwise) of the Borrower, (B) an impairment of the ability of the Borrower to perform any of its obligations hereunder or under the Master Revolving Credit Note, or (C) an impairment of the validity or enforceability of, or an impairment of the rights, remedies or benefits available to the Lender under this Agreement or the Master Revolving Credit Note or (D) any significant diminution of the amount which the Lender would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of any of the Collateral.

         "SECURITIES LAWS" means the Securities Act of 1933, as amended, the Securities and Exchange Act of 1934, as amended, the Investment Borrower Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations promulgated under any of the foregoing.

         2. OTHER DEFINED TERMS. The following capitalized terms, when used in this Agreement without definition, shall have the meanings set forth in the Sections of this Agreement indicated below:




DEFINED TERM                                         SECTION REFERENCE
Agreement                                            Preamble
Borrower                                             Preamble
Borrower Financial Statements                        Section 8.2(d)
Borrower SEC Reports                                 Section 8.2(a)
Borrower Termination Date                            Section 7
CERCLA                                               Definition of Environmental Laws
CERCLIS                                              Definition of Environmental Laws
Code                                                 Section 12.11
Collateral                                           Section 11
Commitment                                           Section 2
Confidential Information                             Section 22
Credit Facility                                      First Whereas clause
Draw Certificate                                     Section 3
Draw Request                                         Section 3
ERISA                                                Section 8.12
Events of Default                                    Section 12.1
Extraordinary Corporate Events                       Section 12.2
Fair Market Value                                    Section 10.8
Joint Marketing Agreement                            Section 12.1
Interest Rate                                        Section 5
Lender                                               Preamble
Loan(s)                                              Section 2
Master Revolving Credit Note                         Section 2
Obligations                                          Section 11
Permitted Liens                                      Section 10.2
SEC                                                  Section 8.2(a)
Termination Date                                     Section 2
Warrant Agreement                                    Second Whereas clause
Warrants                                             Second Whereas clause
Warrant Shares                                       Second Whereas clause

                                    EXHIBIT B

                          MASTER REVOLVING CREDIT NOTE


$5,000,000                                                     November 15, 2000
                                                              New York, New York


         FOR VALUE RECEIVED, the undersigned, WORLDWIDE XCEED GROUP, INC., a Delaware corporation (the "Borrower"), promises to pay to the order of SPHERION CORPORATION, a Delaware corporation (the "LENDER"), the principal sum of FIVE MILLION DOLLARS ($5,000,000), or so much of those Loans as may be outstanding from time to time pursuant to that Revolving Credit Agreement dated the date hereof by and between the Lender and the Borrower (the "REVOLVING CREDIT AGREEMENT"), together with interest on the principal balance (the "PRINCIPAL BALANCE") from time to time outstanding hereunder at a fluctuating rate equal to two percent (2%) per annum over the "Prime Rate" as publicly announced in the "Money Rates" section of the WALL STREET JOURNAL (the "INTEREST RATE"). The rate of interest shall be calculated on the first business day of each calendar quarter for all Loans outstanding during such calendar quarter. Payments to the Lender of principal and/or accrued interest under this Note shall be made to Lender by wire transfer in immediately available funds to an account designated by Lender to the Borrower in writing or, at Lender's option, to Spherion Corporation, 2050 Spectrum Boulevard, Fort Lauderdale, Florida, 33309, or at such other place as the Lender may from time to time designate to the Borrower in writing. All capitalized terms used but not defined herein shall have the respective meanings set forth in the Revolving Credit Agreement.

         Interest shall be payable by the Borrower only in arrears, commencing on the 1st day of the month following the date of this Master Revolving Credit Note (the "NOTE") and thereafter on the 1st day of each of month until the Termination Date (as defined below).

         This Note shall mature on the earlier to occur (the "MATURITY DATE") of
(i) May 15, 2002 , (II) the occurrence of an "Event of Default" under and as defined in Section 12.1 of the Revolving Credit Agreement, (III) the occurrence of an "Extraordinary Corporate Event" under and as defined in Section 12.2 of the Revolving Credit Agreement , and (iv) the Borrower Termination Date, at which time the entire unpaid Principal Balance and any accrued and unpaid interest shall be due and payable. The Borrower may prepay the Principal Balance of and/or accrued and unpaid interest on this Note, in whole or in part, at any time and from time to time prior to the Maturity Date without premium or penalty; provided, however, that any such prepayments of the Principal Balance shall be made only in multiples of $50,000. Any amounts prepaid by the Borrower may be reborrowed; provided, however, that at no time may the outstanding Principal Balance hereof exceed $5,000,000.

         All payments made hereunder shall be credited first to accrued and unpaid interest and then to principal; provided that, upon an Event of Default or an Extraordinary Corporate Event (as defined in the Revolving Credit Agreement), the Lender may, in its sole discretion, and in such order as it may choose, apply any payment to interest, principal and/or lawful charges and expenses then accrued.

         Interest hereunder shall be charged only on the sums advanced from the date of advance to the date of repayment. Notwithstanding anything to the contrary contained herein, the Borrower does not intend or expect to pay, nor does the Lender intend or expect to charge, accept or collect any interest which when added to any other charge upon the Principal Balance, shall be in excess of the highest lawful rate allowable under the laws of the State of Florida or the United States of America, whichever is higher or unlimited. Should acceleration, prepayment or any other charges upon the Principal Balance or any portion thereof result in the computation or earning of interest in excess of the highest lawful rate allowable under the laws of the State of Florida or the United States of America, whichever is higher or unlimited, then any and all such excess is hereby waived and shall be applied against the remaining Principal Balance, if any, and thereafter refunded to the Borrower.

         If any Event of Default or an Extraordinary Corporate Event occurs, the Lender may, at its option, accelerate maturity, and the unpaid Principal Balance hereof and all unpaid accrued interest shall thereupon immediately become due and payable without presentment, demand, notice or protest, and the Lender shall have the right to set off against this Note all money owed by Lender in any capacity to the Borrower. Interest shall accrue at a fluctuating rate per annum equal to the Interest Rate plus two percent (2%) per annum, on the entire unpaid principal amount hereof, from the date of such Event of Default or Extraordinary Corporate Event until the date the unpaid principal amount hereof is paid in full. In addition, the occurrence of an Event of Default or Extraordinary Corporate Event shall immediately terminate the Borrower's right to further borrowings under this Master Revolving Credit Note. The Borrower further agrees to pay all costs of collection, including attorneys' fees (inclusive of any bankruptcy proceedings), in case the principal of this Note or any interest thereof is not paid when due.

         No delay or omission on the part of the Lender in exercising any right hereunder shall operate as a waiver of such right or any other right under this Note. In addition, the waiver by the Lender of the Borrower's prompt and complete performance of, or default under, any provision of this Note shall not operate or be construed as a waiver of any subsequent breach or default, and the failure by the Lender to exercise any right or remedy which it may possess hereunder shall not operate or be construed as a bar to the exercise of any such right or remedy upon the occurrence of any subsequent breach or default.

         This Note may not be modified, amended or terminated, except in a writing executed by the Borrower and the Lender.

         This Note shall be governed by and construed in accordance with the laws of the State of New York.

         This Note shall be binding upon the Borrower and its successors and permitted assigns; provided that Borrower may not assign this Note without Lender's prior written consent.

         IN WITNESS WHEREOF, the Borrower has executed and delivered this Note on the 15th day of November, 2000.


                           WORLDWIDE XCEED GROUP, INC.




                           By:  /s/   Douglas C. Laux
                               -----------------------------------
                               Name:  Douglas C. Laux
                               Title: Chief Financial Officer


ATTEST:


/s/ Richard Dennerline
-----------------------------
Secretary

                                  SCHEDULE 8.1
                  SUBSIDIARIES, PARTNERSHIPS AND JOINT VENTURES



None, except:

         Pulse Interactive B.V., a wholly-owned subsidiary.

Selling stockholders of Pulse Interactive have the right to receive up to two
(2) subsequent earn-out payments of Xceed Common Stock during the first year following the acquisition (the acquisition is dated February 2000). The first earn-out payment became payable in September 2000 in the amount of approximately 82,000 shares of Common Stock. The second earn-out payment, if any, is due in March 2001.

                                SCHEDULE 8.2 (D)
                            MATERIAL ADVERSE CHANGES

None, except as disclosed in the Borrower's Form 10-K for Fiscal Year Ending August 31, 2000

                                  SCHEDULE 8.3
                                   LITIGATION


NONE, EXCEPT:

- VANCE SPEARS V. X-CEED, INC. This action was filed in the Los Angeles Superior Court and was recently removed to the United States District Court, Central District of California, No. CV-00-10531 LGB (AIJx). Plaintiff alleges common law claims of fraud, negligent misrepresentation, and breach of contract premised upon his claim that he was offered employment with the company, quit his job in reliance on that offer, and then was told that there would be no job position for him. The amount of plaintiff's alleged damages is not yet clear. On the one hand, plaintiff has denied that his alleged damages are less than $125,000. On the other hand, he states that his lost income was $21,450 as of August 31, 2000, that he has also lost benefits and that his lost income continues at the rate of about $15,000 per year. Plaintiff has filed a motion to remand the action to state court, which motion is set for hearing on November 27, 2000. At this juncture, in light of the fact that plaintiff's deposition has yet to be taken and discovery has been limited, it is premature to evaluate the Company's exposure.

- JEANNE LAHAIE V. XCEED INC. This claim is currently pending before the United States Equal Employment Opportunity Commission, Charge No. 370A01126, in San Francisco, California. Plaintiff alleges that she was sexually harassed and that she was retaliated against for having brought the harassment to the attention of management. On behalf of the Company, we filed a position statement with the EEOC on or about September 19, 2000, denying the allegations. The EEOC is currently investigating this matter. At this juncture, it is premature to evaluate the company's exposure.

- YETUNDE A. JUDE V. XCEED INC. This claim was filed with the United States Equal Employment Opportunity Commission, Charge No. 110A03544, in Atlanta, Georgia. Plaintiff claimed that she had been discriminated against on the basis of her race and retaliated against, presumably because she complained about alleged unfair treatment by her team members. On behalf of the Company, we filed a position statement with the EEOC on or about September 8, 2000. On September 29, 2000, the EEOC issued a determination that there was insufficient evidence to support plaintiff's claims, and it advised plaintiff of her right to sue. Plaintiff has 90 days from her receipt of that notice to file a lawsuit alleging discrimination.

- JOHN HALL V. XCEED INC. This claim was filed on about August 3, 2000 with the United States Equal Employment Opportunity Commission ("EEOC"), Charge No. 160A02438, in New York, New York and has been resolved by the EEOC in Xceed's favor.

- BRENDA ISAAC V. XCEED, INC., MCLAUGHLIN & STERN, L.L.P., WERNER G. HAASE, AND RICHARD J. BLUMBERG. 00 Civ. 7461, filed in the United States District Court for the Southern District of New York on October 3, 2000. The complaint alleges violations of Section 10(b) of the Securities and Exchange Act of 1934 and common law fraud arising from the 1999 merger of Xceed Motivation Atlanta, Inc. and Xceed, Inc., as well as breach of contract arising from certain provisions of the merger agreement. Plaintiff demands $2,217,989.51 in compensatory damages and $100 million in punitive damages. A response is not yet due. In the event that the litigation proceeds, the Company has informed us that it intends to vigorously contest and defend against the allegations.

- TARGET CAPITAL CORP. AND YITZ GROSSMAN V. X-CEED, INC., A NEW YORK CORPORATION FORMERLY KNOWN AS WATER-JEL TECHNOLOGIES, INC., WATER-JEL TECHNOLOGIES, INC., A NEW YORK CORPORATION, AND X-CEED, INC., A DELAWARE CORPORATION, A/K/A XCEED, INC., A DELAWARE CORPORATION, 00 Civ. 604424, filed in New York Supreme Court on October 12, 2000. The complaint alleges breaches of contract relating to two consulting agreements between plaintiffs and Water-Jel Technologies, Inc. Plaintiff demands compensatory damages in the amount of $681,115 plus interest. In the event that the litigation proceeds, the Company has informed us that it intends to vigorously contest and defend against the allegations.

- On May 26, 2000, Xceed filed a lawsuit in the Superior Court of N.Y., Commercial Division for $1,500,000 for services performed. Drinks counterclaimed on July 21, 2000 for $14,000,000 alleging Xceed's poor performance caused Drinks.com Inc. to loose projected revenue. Xceed has filed a motion to dismiss Drinks counterclaim.

- Although no suit has been filed, Xceed is aware of a potential claim by a former client, ForestFactory, Inc., regarding what it contends were substandard services supplied by Xceed. ForestFactory, Inc. has disputed the two remaining and outstanding invoices in their entirety, an aggregate amount of $1,418,563.70. Xceed and ForestFactory have addressed ForestFactory's grievances in good faith negotiations, and have arrived at what appears at this time to be a final resolution and settlement. Said final resolution and settlement has been reduced to a written agreement by Xceed's in-house legal department and counsel for ForestFactory, but the agreement has not, as of the date of this letter, been signed by either party.

We are aware of three claims for stock options against the Company, none of which has been escalated to litigation:

- Graham Barron claims he is entitled to 11,000 Methodfive stock options. We do not believe his claim has merit because he failed to timely exercise his stock options.

- Gregg Rock claims he was deprived of the opportunity to purchase 7,500 Methodfive stock options at the strike price. We do not believe his claim has merit because the Company is in no way responsible for Mr. Rock's failure to exercise his options.

- Rebecca Stupak raised a claim for the option to purchase 1,900 shares of Methodfive stock. The Company has reached a settlement with Ms. Stupak.

                                  SCHEDULE 8.5
                                FICTITIOUS NAMES



NONE, EXCEPT:

Xceed Inc.
X-Ceed, Inc.
Water-Jel Technologies, Inc., a division which has been sold and discontinued Journeycorp, a division which has been sold and discontinued

Names of companies acquired by the Borrower by merger:

     5th Floor Interactive, LLC
     Distributed Systems Solutions, Inc.
     Catalyst Consulting Services, Inc.
     Big Theory, LLC
     Sterling Carteret, Inc.
     Methodfive Inc.
     Zabit and Associates, Inc.
     Reset, Inc.
     Mercury Seven, Inc.
     Enterprise Solution Group, Inc.

None of the foregoing companies survived any such mergers.

Pulse Interactive, B.V., as subsidiary

                                  SCHEDULE 8.9
                                  ENVIRONMENTAL


                                    - NONE -

                                  SCHEDULE 8.12
                                      ERISA


                                    - NONE -

                                  SCHEDULE 10.1
                              EXISTING INDEBTEDNESS


NONE, EXCEPT:

(i) Two existing Chase Manhattan Bank Letters of Credit in the amounts of $322,569.00 and $1,316,215.50.

(ii) One Chase Manhattan Bank Unsecured Line of Credit in the amount of $5,000,000.00.

                                  SCHEDULE 10.2
                                  ENCUMBRANCES


None, except***:

1.   Debtor:  Catalyst Consulting Services, Inc.
     Secured Party:  First Security Bank, N.A. Small Business Loan Servicing
     Jurisdiction: Department of Commerce/UCC Division, Utah Secretary of State Original File Number: 98628420
     Original File Date:  12/22/98
     Collateral: Inventory, Accounts, General Intangibles, Equipment, Products and Proceeds

2.   Debtor:  Methodfive LLC
     Secured Party:  Fleet Bank, N.A.
     Jurisdiction:  New York Department of State
     Original File Number:  97209968
     Original File Date:  10/09/97
     Collateral: Accounts, Accounts Receivable, Contract Rights, General Intangibles, Chattel Paper, Inventory, Machinery, Equipment, Fixtures, Products and Proceeds

3.   Debtor: X-Ceed, Inc.
     Secured Party:  The Chase Manhattan Bank
     Jurisdiction:  New York Department of State
     Original File Number:  99254330
     Original File Date:  12/20/99
     Collateral: Inventory, Equipment, Accounts, Fixtures, Chattel Paper, General Intangibles, Products and Proceeds

4.   Debtor:  5th Floor Interactive
     Secured Parties: Rockford Industries, Inc.; Chase Bank of Texas, N.A. National Association, as Trustee
     Jurisdiction:  New York Department of State
     Original File Number:  98243792
     Original File Date:  11/17/98
     Collateral: Equipment, Inventory, Accounts, Machinery, Fixtures, All Assets, Proceeds


The encumbrances set forth in items 1 - 4 above need to be released or subordinated as to accounts receivable in a form satisfactory to Lender, in each case, prior to the making of the initial loan under the Revolving Credit Agreement.

***This report is subject to change based on those outstanding lien search reports.

                                  SCHEDULE 10.4
                          EXISTING EXTENSIONS OF CREDIT



                                      None







                                      S-12